Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of BCP Investment Corporation (the “Company”) on Form N-2 (No. 333-283443) of our report dated March 5, 2026, relating to the consolidated financial statements of the Company appearing in this Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York

March 5, 2026